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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

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                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*

                       Chicago Bridge & Iron Company N.V.
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                                (Name of Issuer)

                                  Common Stock
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                       (Title of Class of Securities)

                                   N19808109
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                              CUSIP NO. N19808109

                               December 31, 2000
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [x]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP NO. N19808109

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  1     Names of Reporting Persons(S)

        Gerald M. Glenn

        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

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  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)

        (a) [ ]
        (b) [ ]

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  3     SEC Use Only


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  4     Citizenship or Place of Organization

        United States
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    Number of              5       Sole Voting Power

      Shares                       581,669
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        10,331
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     Reporting             8       Shared Dispositive Power


    Person With                    0
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        581,669
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 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
        (See Instructions)


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 11     Percent of Class Represented by Amount in Row (9)

        3.3%
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 12     Type of Reporting Person (See Instructions)

                                   IN
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Item 1(a).        Name of Issuer:

                  Chicago Bridge & Iron Company, N.V.


Item 1(b).        Address of Issuer's Principal Executive Offices:

                  Polarisavenue 31
                  2132 JH Hoofddorp
                  The Netherlands

Item 2(a).        Name of Person(s) Filing:

                  Gerald M. Glenn

Item 2(b).        Address of Principal Business Office or; if none, Residence:

                  1501 North Division Street
                  Plainfield, IL  60544-8984

Item 2(c).        Citizenship:

                  United States

Item 2(d).        Title of Class of Securities:

                  Common Stock




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Item 2(e).        CUSIP Number:

                  N19808109

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  (a)  [ ]  Broker or Dealer registered under Section 15 of the
                            Act

                  (b)  [ ]  Bank as defined in Section 3 (a) (6) of the Act

                  (c)  [ ]  Insurance Company as defined in Section 3(a) (19)
                            of the Act

                  (d)  [ ]  Investment Company registered under Section 8 of the Investment Company Act of 1940

                  (e)  [ ]  Investment Adviser in accordance with Section
                            240.13d-1(b)(1)(ii)(E)

                  (f)  [ ]  Employee Benefit Plan, Pension Fund which is
                            subject to the provisions of the Employee
                            Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

                  (g)  [ ]  Parent Holding Company, in accordance with Section
                            240.13d-1(b)(1)(ii)(G)(Note:  See Item 7)

                  (h)  [ ]  Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act

                  (i)  [ ]  Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940

                  (j)  [ ]  Group, in accordance with Section 240.13d-1(b)(1)
                            (ii)(J)

Item 4.           Ownership:

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a)      Amount Beneficially Owned

                           581,669

                  (b)      Percent of Class

                           3.3%




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                  (c)      Number of shares as to which such person has:

                           (i)      sole power to vote or to direct the vote

                                    581,669

                           (ii)     shared power to vote or to direct the vote



                           (iii) sole power to dispose or to direct the disposition of

                                    10,331

                           (iv) shared power to dispose or to direct the disposition of



Item 5.           Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [x]

Item 6.           Ownership of More than Five Percent on behalf of Another
                  Person:

                  N/A

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company or Control Person:

                  N/A

Item 8.           Identification and Classification of Members of the Group:

                  N/A


Item 9.           Notice of Dissolution of Group:

                  N/A




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Item 10.          Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                            Signature


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            DATE:      31 January, 2001
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                                            SIGNATURE:    /s/ Gerald M. Glenn
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